EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KREISLER MANUFACTURING CORPORATION

AS OF

MARCH 10, 1969

The Certificate of Incorporation of the Delaware Corporation [Kreisler Manufacturing Corporation] is hereby amended by striking out Paragraph 4 of Article “EIGHTH” thereof and substituting in lieu of said Paragraph 4 of Article “EIGHTH” the following new Paragraph:

“4. In lieu of taking any permissive or requisite action by vote at a meeting of stockholders, any such vote and any such meeting may be dispensed with if either all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken or if less than all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken; provided, that any such action taken upon less than the unanimous written consent of all stockholders entitled to vote upon any such action shall be by written consent of the stockholders holding at least the minimum percentage of the votes required to be cast to authorize any such action under the provisions of the General Corporation Law; and, provided, that prompt notice be given to all stockholders entitled to vote on any such action of the taking of such action without a meeting and by less than unanimous written consent.”